Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter of Fiscal 2010 Operating Results

October 2, 2009	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter of Fiscal year 2010, which ends May 31, 2010. Sales for the three months ended August 31, 2009 were $1,223,234 compared to $3,193,385 for the same period last year. Net loss for the first quarter ended August 31, 2009 was $584,089 or $.20 per fully diluted share compared to net income of $33,547 or $.01 per fully diluted share for the same period last year.

In the first quarter, sales in the SBS Balancer segment decreased 61.7% while sales in the SMS Measurement segment also decreased 61.7% as compared to the same period last year. Sales of the Company’s balancer and laser-based measurement products declined from prior periods due to a sharp drop in demand that began in the second half of Fiscal year 2009 as a result of rapidly deteriorating market conditions in the US auto industry, a downturn in global manufacturing and the weakening of the US and global economy generally.

Gross margins for the quarter declined to 44.9% for the three months ended August 31, 2009 as compared to 51.9% for the same period in the prior year primarily due to lower sales volume, changes in the geographic sales mix and changes in the product sales mix. Operating expenses decreased to $1,133,751 during the three months ended August 31, 2009 as compared to $1,570,137 for the same period in the prior year. These decreases were primarily due to cost reduction initiatives enacted by the Company in the latter half of Fiscal 2009.

“We continued to see a weakness in order rates during the first quarter, a trend that began in the second half of our previous fiscal year (December 2008) and largely tracks the state of the US and global manufacturing economies,” commented Wayne A. Case, CEO of Schmitt Industries. “In response to this trend, we have reduced operating expenses and made necessary reductions to our workforce, which is reflected in our lower operating expenses for the first quarter. We are continuing to closely monitor both our order rates and our expense structure,” Case continued.

“While we will remain diligent on the expense side, our return to profitability must also be based on making the investments in product and market development necessary to increase sales,” commented Jim Fitzhenry, President, Schmitt Industries, Inc. “During the first quarter, we sold our first units of the Xact™ remote tank monitoring system for the propane industry. We also announced the acquisition of Optical Dimensions®, a small company that manufactures and markets the Lasercheck® line of laser-based surface roughness measurement gauges. We look forward to integrating the Lasercheck® line into our current product portfolio. At the end of the quarter ended August 31, 2009, we had approximately $3.7 million in cash, cash equivalents and investments, no debt, an unused $1.0 million line of credit and a current ratio in excess of 12:1. We are working hard to return the Company to profitability and we have the resources necessary to weather this difficult economic environment in the interim,” concluded Fitzhenry.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case and Jim Fitzhenry regarding the impact of the global economy on the Company’s sales, the impact of the introduction of the Xact™ products, the expected contributions of investments in Optical Dimensions and the expectation that the Company can weather the current economic downturn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2009	May 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,661,928	$4,174,335
Short-term investments	1,000,000	—
Accounts receivable, net of allowance of $38,578 and $38,233 at August 31, 2009 and May 31, 2009, respectively	921,855	1,110,850
Inventories	3,953,782	3,866,971
Prepaid expenses	99,603	171,178
Income taxes receivable	330,908	330,134

	8,968,076	9,653,468

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,564,880	1,564,880
Furniture, fixtures and equipment	1,023,280	1,037,346
Vehicles	90,452	90,452

	2,977,612	2,991,678
Less accumulated depreciation and amortization	(1,568,456)	(1,563,840)

	1,409,156	1,427,838

Other assets
Intangible assets	1,515,494	1,542,694

TOTAL ASSETS	$11,892,726	$12,624,000

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$212,597	$335,609
Accrued commissions	127,055	172,755
Accrued payroll liabilities	223,378	228,887
Other accrued liabilities	166,986	168,325

Total current liabilities	730,016	905,576

Long-term liabilities	3,993	—
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,870,160 shares issued and outstanding at both August 31, 2009 and May 31, 2009	9,569,990	9,545,678
Accumulated other comprehensive loss	(192,651)	(183,629)
Retained earnings	1,781,378	2,356,375

Total stockholders’ equity	11,158,717	11,718,424

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,892,726	$12,624,000

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2009 AND 2008

(UNAUDITED)

	Three Months Ended August 31,
	2009	2008
Net sales	$1,223,234	$3,193,385

Cost of sales	674,145	1,536,005

Gross profit	549,089	1,657,380

Operating expenses:
General, administration and sales	960,707	1,322,918
Research and development	173,044	247,219

Total operating expenses	1,133,751	1,570,137

Operating income (loss)	(584,662)	87,243

Other income	9,665	20,231

Income (loss) before income taxes	(574,997)	107,474

Provision for income taxes	—	73,927

Net income (loss)	$(574,997)	$33,547

Net income (loss) per common share:

Basic	$(0.20)	$0.01

Weighted average number of common shares, basic	2,870,160	2,870,160

Diluted	$(0.20)	$0.01

Weighted average number of common shares, diluted	2,870,160	2,966,182